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Exhibit 10.72

February 23, 2005

Executive
(hand delivered)

Re:    Notice of Participation in Retention Bonus Plan

Dear Executive:

        I am pleased to confirm that the Company has selected you as a Participant in the Peregrine Systems, Inc. Retention Bonus Plan (the "Plan"). The Plan is designed to aid in the retention of the Company's most crucial employees in the event of a Change of Control of the Company by providing for the award of retention bonuses.

General terms

        Your Retention Bonus Amount under the Plan is $    . This is the amount you are eligible to receive under the Plan so long as you remain employed with the Company through the six-month anniversary of the consummation of a Change in Control of the Company or if your employment is terminated in connection with, in anticipation of or following a Change of Control under certain circumstances as described in this Notice of Participation and the Plan.

        The basic terms of your participation in the Plan are set forth in this Notice of Participation, but other important terms and conditions are described in the Plan. We encourage you to carefully review the Plan, a copy of which is included with this Notice. Capitalized words in this Notice of Participation which are not defined herein are defined in the Plan. In the event of any conflict between the provisions of this Notice of Participation and the provisions of the Plan, the terms of the Plan shall control. This letter constitutes the Notice of Participation called for in the Plan.

Payment Terms

        In accordance with Section 4(a)(i) of the Plan, except as set forth below, your Retention Bonus Amount shall be payable (a) fifty percent (50%) upon the consummation of a Change of Control, and (b) fifty percent (50%) upon the date that is six months after the consummation of a Change of Control. If any scheduled payment date is not a business day, the applicable payment shall be made on the first business day following the applicable payment date.

Termination of Your Employment

        In accordance with Section 4(a)(ii) of the Plan, if your employment with the Company is terminated prior to receiving one or both of the payments described above, your right to receive such payments shall be determined as follows:

          (A)  Subject to clause (B) below, if your employment with the Company terminates for any reason prior to the consummation of a Change of Control, you will immediately forfeit without consideration any right to any payments under the Plan and this Notice of Participation;

          (B)  Notwithstanding clause (A) above, if your employment is terminated by the Company without Cause, or by you with Good Reason, in connection with or in anticipation of a Change of Control, both of the payments described above will be payable upon the consummation of the Change of Control, unless you are rehired prior to the consummation of the Change of Control, in which case the payments will be made as if your employment had never terminated;

          (C)  If your employment is terminated by the Company for Cause, or by you without Good Reason, following the consummation of the Change of Control but prior to the date that is six months after the consummation of the Change of Control, the second payment described above will be immediately forfeited without consideration; and

          (D)  If your employment is terminated by the Company without Cause, or by you for Good Reason, following the consummation of the Change of Control but prior to the date that is six months after the consummation of the Change of Control, the second payment described above will be payable on the effective date of such termination.

Nontransferability

        As set forth in the Plan, none of your rights or obligations under the Plan and this Notice of Participation may be assigned or transferred by you other than rights to payments or benefits under the Plan, which may be transferred only by will or the laws of descent and distribution. In the event of your death or a judicial determination of your incompetence, reference in the Plan and this Notice of Participation to you shall be deemed, where appropriate, to refer to your estate or other legal representative(s).

Miscellaneous Provisions

        Successors and Assigns.    Subject to the limitations set forth in this Notice of Participation, the benefits and obligations of this letter agreement will be binding on the executors, administrators, heirs, legal representatives, successors, and assigns of the parties.

        Governing Law.    This letter agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware excluding those laws that direct the application of the laws of another jurisdiction.

        Amendment.    Prior to a Change of Control, the Board and the Committee shall each have the right to amend this Notice of Participation in any manner not materially adverse to your rights under the Plan. Following a Change of Control, this Notice of Participation may only be amended with your consent.

        Withholding.    The Company may withhold and deduct from any payment under the Plan and this Notice of Participation all legally required amounts necessary to satisfy any and all federal, state, local and foreign withholding and employment-related tax requirements.

        This is not an employment contract.    This Notice of Participation is not to be interpreted as a guarantee or contract of continuing employment.

        We value your efforts and look forward to your continued contribution.

Sincerely,
John Mutch CEO

I accept and agree to the terms of this Notice of Participation and the Plan.

, 2005
Executive	Date

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  Exhibit 10.72